                                                                    Exhibit 3.11
                                                                    ------------
                           ARTICLES OF INCORPORATION

                                      OF

                      MANAGEMENT SOLUTIONS OF COLORADO, INC.

     The undersigned natural person of the age of twenty-one years or more does hereby act as an incorporator of Management Solutions of Colorado, Inc., by signing, verifying and delivering in duplicate to the Secretary of State of the State of Colorado these articles of incorporation for such corporation.

                                   ARTICLE 1
                                   ---------
     The name of the corporation is:

                     Management Solutions of Colorado, Inc.

                                  ARTICLE 11
                                  ----------

     The period of duration of the corporation is perpetual.

                                  ARTICLE III
                                  -----------
     The purposes for which the corporation is organized are:

     1.   To provide management services and consultation to various businesses.

     2. To engage in all lawful businesses and occupations permitted by law and for which a corporation may be organized under the Colorado Corporation Code.

     3. To do all things necessary or convenient in connection with implementing and carrying out the aforementioned purposes of the corporation.

                                  ARTICLE IV
                                  ----------
     The corporation shall have each and every one of the corporate powers conferred as general powers upon each corporation incorporated under the Colorado Corporation Code as said Code exists on the date of issuance of the Certificate of Incorporation of the corporation and such additional or broader powers as may be subsequently granted by law to corporations organized under the Colorado Corporation Code.
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                                   ARTICLE V
                                   ---------
     The aggregate number of shares which the corporation shall have power to create and issue shall be 1,000,000 shares. Such shares shall consist of one class only and said class of shares is designated as the common stock of the corporation. All shares shall have no par value.

                                  ARTICLE VI
                                  ----------

     Cumulative voting shall not be allowed in the election of directors.

                                  ARTICLE VII
                                  -----------
     Shareholders shall have no pre-emptive right to acquire unissued or treasury shares of the corporation or securities convertible into shares.

                                 ARTICLE VIII
                                 ------------
     The address of the initial registered office of the corporation is 6500 South Quebec, Suite 250, Englewood, Colorado 80111. The name of the initial registered agent at such address is Arthur B. Walsh.

                                  ARTICLE IX
                                  ----------

     The affairs of the corporation shall be governed by a Board of Directors who shall be elected in accordance with the Bylaws of the Corporation. The number of directors shall be not less than three (3) nor more than nine (9) as fixed by or in the manner provided in the Bylaws; provided, however, that there need be only as many directors as there are shareholders in the event that the outstanding shares are held of record by fewer than three (3) shareholders. The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors be elected and qualify are:

Arthur Elston, 16418 B East Rice Place, Aurora, Colorado 80015
William McCabe, 3945 East Warren Avenue, Denver, Colorado 80210
Ronald H. Elston, 600 Paseo Del Curso, Green Valley, Arizona.

                                       2
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                                   ARTICLE X
                                   ---------

     The name and the address of the incorporator is:

     Arthur B. Walsh, 6500 South Quebec, Suite 250, Englewood, Colorado  80111.

                                  ARTICLE XI
                                  ----------

     The Corporation may indemnify any director or officer or former director or officer of the Corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, and the personal representatives of all such persons, against expenses actually and necessarily incurred by him or her in connection with the defense of any claim or demand against him or her or any action, suit or proceeding in which he or she is made a party by reason of having been or being such a director or officer, and against any judgment for damages rendered therein, except in relation to matters as to which he or she shall be adjudged in such action, suit or proceeding to be liable for willful negligence or intentional misconduct in the performance of duty. In the event of a settlement of any such action, suit or proceeding, or of any claim or demand which was precursor of any such action, suit or proceeding, indemnification shall be provided but only in relation to matters as to which and then only if and when the Corporation shall be advised by counsel that the person to be indemnified was not guilty of willful negligence or intentional misconduct in the performance of duty.

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

     WITNESS the signature of the incorporator affixed at Englewood, Colorado, this 4th day of December, 1985.

                                    /s/ Arthur B. Walsh
                                    --------------------------------
                                    Arthur B. Walsh

STATE OF COLORADO   )
                    )  ss.
COUNTY OF ARAPAHOE  )


     Arthur B. Walsh, being sworn severally, deposes and says that he is the person who executed the foregoing instrument, which are the Articles of Incorporation for Management Solutions of Colorado, Inc., that he has read the same and knows the contents therein, and that the matters stated therein are true to his own best knowledge.

                                    /s/ Arthur B. Walsh
                                    --------------------------------
                                    Arthur B. Walsh

     SUBSCRIBED AND SWORN to before me this 4th day of December, 1985.

     Witness my hand and official seal.

     My commission expires:


                                    --------------------------------
                                    Notary Public

                                       4